Exhibit 5.1

July 17, 2015

Civeo Corporation

Three Allen Center

333 Clay Street, Suite 4980

Houston, Texas

77002

Dear Sirs:

Re:	Civeo Corporation – Post-Effective Amendment No. 1 to Form S-8 Registration Statement

We have acted as counsel to Civeo Corporation, a limited company governed by the Business Corporations Act (British Columbia) (the "Company"), in connection with the Post-Effective Amendment No. 1 (the "Amendment") to the Form S-8 Registration Statement filed (Registration No. 333-196292) by the Company with the Securities and Exchange Commission (the "SEC") under the U.S. Securities Act of 1933, as amended, on May 27, 2014, as amended (the "Registration Statement"), relating to the registration of common shares of the Company (the "Common Shares") that may be delivered pursuant to the 2014 Equity Participation Plan of Civeo Corporation, as amended (the "Plan"), assumed by the Company pursuant to the Agreement and Plan of Merger among the Company, Civeo USA Corp., a Delaware corporation, formerly named Civeo Corporation ("Civeo US"), and Civeo US Merger Co, a Delaware corporation, dated as of April 6, 2015 (the "Merger Agreement").

We have examined a copy of the Plan, the Amendment, the Registration Statement, the Merger Agreement, resolutions adopted April 6, 2015 by the Board of Directors of Civeo US and resolutions adopted July 13, 2015 by the Board of Directors of the Company that authorized the Company to assume all outstanding awards granted under the Plan. We have additionally examined all such corporate and public records, statutes, regulations and other documents as we have deemed relevant and have considered such questions of law as we have considered relevant and necessary in order to give the opinion hereinafter set forth. We have additionally advised the Company in connection with the preparation of the Notice of Articles and Articles of the Company.

As to various questions of fact material to such opinion which were not independently established, we have relied upon certificates of public officials and officers of the Company. In reviewing all documents relevant to the opinions herein expressed, we have assumed the genuineness of all signatures, the legal capacity at all relevant times of all natural persons signing such documents, the veracity of the information contained therein, the authenticity of all documents submitted to us as originals, and the conformity to authentic or original documents of all documents submitted to us as certified, notarial, facsimile, or true copies or reproductions.

We are qualified to practice law in the Province of British Columbia and this opinion is rendered solely with respect to the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

Based upon and subject to the qualifications and assumptions herein expressed, we are of the opinion that upon (i) effectiveness of the Amendment, (ii) issuance of the Common Shares in accordance with the terms of the Plan, and (iii) receipt by the Company of the consideration specified in the Plan for the Common Shares, the Common Shares will be validly issued, fully paid and non-assessable shares of the Company.

The opinions expressed herein are given as at the date hereof and are based upon laws in effect and facts in existence as at the date hereof. The opinions expressed herein are given as at the date hereof, we express no opinion as to the effect of future laws or judicial or regulatory decisions on the subject matter hereof, and we specifically disclaim any obligation and make no undertaking to advise any person of any change in law or fact that may come to our attention after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Amendment. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Yours truly,

/s/ BENNETT JONES LLP